                                                                    EXHIBIT 99.1

                         PULITZER BROADCASTING COMPANY
                                AND SUBSIDIARIES

                               TABLE OF CONTENTS


CONSOLIDATED FINANCIAL STATEMENTS

     Independent Auditors' Report

     Statements of Consolidated Income for each of the Three Years in the Period
       Ended December 31, 1997

     Statements of Consolidated Income for each of the Six-Month Periods
       Ended June 30, 1998 and 1997 (Unaudited)

     Statements of Consolidated Financial Position at December 31, 1997 and 1996

     Statements of Consolidated Financial Position at June 30, 1998 (Unaudited)

     Statements of Consolidated Stockholder's Equity (Deficit) for each of the Three Years in the Period Ended December 31, 1997

     Statement of Consolidated Stockholder's Equity for the Six-Month Period
       Ended June 30, 1998 (Unaudited)

     Statements of Consolidated Cash Flows for each of the Three Years in the Period Ended December 31, 1997

     Statements of Consolidated Cash Flows for each of the Six-Month Periods
       Ended June 30, 1998 and 1997 (Unaudited)

     Notes to Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Pulitzer Publishing Company:

We have audited the accompanying statements of consolidated financial position of Pulitzer Broadcasting Company, a wholly-owned subsidiary of Pulitzer Publishing Company, and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholder's equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Saint Louis, Missouri
July 17, 1998 (November 25, 1998 as to Paragraph 3 of Note 1)

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME

                                                       SIX MONTHS ENDED
                                                           JUNE 30,                            Years Ended December 31,
                                             ---------------------------------    ------------------------------------------------
                                                    1998              1997              1997              1996              1995
                                                          (Unaudited)
                                                                               (In thousands)

OPERATING REVENUES - NET                          $119,773          $111,264          $227,016          $224,992          $202,939
                                                  --------          --------          --------          --------          --------
OPERATING EXPENSES:
  Operations                                        36,045            33,989            69,205            66,626            64,202
  Selling, general and administrative               28,267            27,862            55,885            56,535            53,707
  Depreciation and amortization                     11,051            11,684            23,447            22,442            22,843
                                                  --------          --------          --------          --------          --------
              Total operating expenses              75,363            73,535           148,537           145,603           140,752
                                                   -------          --------          --------          --------           -------

  Operating income                                  44,410            37,729            78,479            79,389            62,187

  Interest expense                                  (6,925)           (8,699)          (16,081)          (13,592)          (10,171)
  Net other income (expense)                             5                 5                10               434                (4)
                                                   -------          --------          --------          --------           -------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                                      37,490            29,035            62,408            66,231            52,012

PROVISION FOR INCOME TAXES (Note11)                 14,645            11,346            24,387            25,876            19,433
                                                   -------          --------          --------          --------           -------


NET INCOME                                        $ 22,845          $ 17,689          $ 38,021          $ 40,355          $ 32,579
                                                  ========          ========          ========          ========          ========

See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                                                                          December 31,
                                                                     JUNE 30,     ---------------------------
                                                                       1998           1997           1996
                                                                   (Unaudited)
                                                                          (In thousands, except share data)
ASSETS

CURRENT ASSETS:
  Trade accounts receivable (less allowance for
    doubtful accounts of $871, $785 and $991)                       $ 50,863        $ 50,880        $ 47,700
  Program rights                                                       3,054           7,866           8,452
  Prepaid expenses and other                                           1,306           1,260           1,277
                                                                    --------        --------        --------
              Total current assets                                    55,223          60,006          57,429
                                                                    --------        --------        --------

PROPERTIES:
  Land                                                                10,069          10,163           9,342
  Buildings                                                           44,881          44,769          43,827
  Machinery and equipment                                            137,250         135,629         125,806
  Construction in progress                                             5,794           3,282           1,735
                                                                    --------        --------        --------
              Total                                                  197,994         193,843         180,710
  Less accumulated depreciation                                      113,922         106,826          91,816
                                                                    --------        --------        --------
              Properties - net                                        84,072          87,017          88,894
                                                                    --------        --------        --------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of amortization (Note 6)                    98,670         102,493         107,934
  Other                                                                7,904           7,172           6,021
                                                                    --------        --------        --------
              Total intangible and other assets                      106,574         109,665         113,955
                                                                    --------        --------        --------

                   TOTAL                                            $245,869        $256,688        $260,278
                                                                    ========        ========        ========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                            $  4,113        $  3,966        $  3,724
  Current portion of long-term debt (Note 7)                          12,705          12,705          14,705
  Salaries, wages and commissions                                      4,053           4,709           4,806
  Interest payable                                                     5,640           5,677           7,177
  Program contracts payable                                            2,728           7,907           8,916
  Other                                                                2,169           1,551           1,698
                                                                    --------        --------        --------
              Total current liabilities                               31,408          36,515          41,026
                                                                    --------        --------        --------

LONG-TERM DEBT (Note 7)                                              172,500         172,705         235,410
                                                                    --------        --------        --------

PENSION OBLIGATIONS (Note 8)                                           6,242           5,544           4,149
                                                                    --------        --------        --------

POSTRETIREMENT BENEFIT OBLIGATIONS (Note 9)                            2,659           2,556           2,618
                                                                    --------        --------        --------

OTHER LONG-TERM LIABILITIES                                            2,522           3,299           5,842
                                                                    --------        --------        --------

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock, $100 par value; 1,000 shares authorized;
    issued 100 shares                                                     10              10              10
  Additional paid-in capital                                          11,924          11,924          11,924
  Retained earnings                                                  104,454          81,609          43,588
  Intercompany balance (Note 4)                                      (85,850)        (57,474)        (84,289)
                                                                    --------        --------        --------
               Total stockholder's equity (deficit)                   30,538          36,069         (28,767)
                                                                    --------        --------        --------

                   TOTAL                                            $245,869        $256,688        $260,278
                                                                    ========        ========        ========

See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,                    Years Ended December 31,
                                                       ------------------------------    ------------------------------------
                                                            1998         1997               1997         1996       1995
                                                               (Unaudited)
                                                                                   (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $ 22,845      $ 17,689         $ 38,021    $  40,355   $ 32,579
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                              7,157         7,817           15,709       14,811     15,191
    Amortization                                              3,894         3,867            7,738        7,631      7,652
    Deferred income taxes                                      (659)         (654)          (2,039)        (844)    (1,506)
    Gain on sale of assets                                                                                 (421)
    Changes in assets and liabilities which
        provided (used) cash:
        Trade accounts receivable                                17          (839)          (3,180)      (5,658)    (3,014)
        Other assets                                           (164)           24             (386)        (597)       414
        Trade accounts payable and other liabilities            867          (394)            (356)       4,751      1,608
                                                           --------      --------         --------    ---------  ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES                    33,957        27,510           55,507       60,028     52,924
                                                           --------      --------         --------    ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                       (4,376)       (5,540)         (12,976)     (11,354)   (16,307)
  Purchase of broadcast assets                                             (1,849)          (3,141)      (5,187)
  Investment in limited partnership                          (1,000)       (1,500)          (1,500)      (1,750)    (1,750)
  Sale of assets                                                                                          1,999
                                                           --------      --------         --------    ---------  ---------

NET CASH USED IN INVESTING ACTIVITIES                        (5,376)       (8,889)         (17,617)     (16,292)   (18,057)
                                                           --------      --------         --------    ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                                              135,000
  Repayments of long-term debt                                 (205)      (26,705)         (64,705)     (15,205)   (14,250)
  Net transactions with Pulitzer Publishing Company         (28,376)        8,084           26,815     (163,531)   (20,617)
                                                           --------      --------         --------    ---------  ---------
NET CASH USED IN FINANCING ACTIVITES                        (28,581)      (18,621)         (37,890)     (43,736)   (34,867)
                                                           --------      --------         --------    ---------  ---------
NET INCREASE IN CASH                                       $     --      $     --         $     --    $      --  $      --
                                                           ========      ========         ========    =========  =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for interest                   $  6,872      $  9,513         $ 17,469    $   9,716  $  10,147

See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED STOCKHOLDER'S EQUITY (DEFICIT)

                                        Shares                            (In thousands)
                                       ---------  ------------------------------------------------------------------
                                                                                                           Total
                                                              Additional                               Stockholder's
                                        Common      Common      Paid-in      Retained   Intercompany      Equity
                                        Stock        Stock      Capital      Earnings     Balance       (Deficit)
                                        -----        -----      -------      --------     -------       ---------
Balances at January 1, 1995               100          $10      $11,924      $ 43,588     $ 26,925      $  82,447

Net Income                                                                     32,579                      32,579

Dividends declared                                                            (32,579)      32,579

Net transactions with
 Pulitzer Publishing Company                                                               (20,617)       (20,617)
                                        -----        -----      -------      --------     --------       ---------
Balances at December 31, 1995             100           10       11,924        43,588       38,887         94,409


Net Income                                                                     40,355                      40,355

Dividends declared                                                            (40,355)      40,355

Net transactions with
 Pulitzer Publishing Company                                                              (163,531)      (163,531)
                                        -----        -----      -------      --------     --------       ---------
Balances at December 31, 1996             100           10       11,924        43,588      (84,289)       (28,767)

Net Income                                                                     38,021                      38,021

Net transactions with
 Pulitzer Publishing Company                                                                26,815         26,815
                                        -----        -----      -------      --------      -------       ---------
Balances at December 31, 1997             100           10       11,924        81,609      (57,474)        36,069

Net Income (Unaudited)                                                         22,845                      22,845

Net transactions with
    Pulitzer Publishing
    Company (Unaudited)                                                                    (28,376)       (28,376)
                                        -----        -----      -------      --------      -------       ---------
Balances at June 30, 1998
     (Unaudited)                          100          $10      $11,924      $104,454    $ (85,850)      $ 30,538
                                        =====        =====      =======      ========    =========       =========

See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION

On May 25, 1998, Pulitzer Publishing Company (the "Company" or "Pulitzer"), Pulitzer Inc., (a newly-organized wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's Broadcasting Business (see Note 2) (the "Merger"). Prior to the Spin-off (as defined below), the Company intends to borrow $700 million, which may be secured by the assets and/or stock of Pulitzer Broadcasting Company and its subsidiaries. Out of the proceeds of this new debt, the Company will pay the existing Company debt (see Note 7) and any costs arising as a result of the Merger and related transactions. Prior to the Merger, the balance of the proceeds of this new debt, together with the Company's publishing assets and liabilities, will be contributed by the Company to New Pulitzer pursuant to a Contribution and Assumption Agreement (the "Contribution"). Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger.

Immediately following the Contribution, the Company will distribute to each holder of Company Common Stock one fully-paid and nonassessable share of New Pulitzer Common Stock for each share of Company Common Stock held and to each holder of Company Class B Common Stock one fully-paid and nonassessable share of New Pulitzer Class B Common Stock for each share of Company Class B Common Stock held (the "Distribution"). The Contribution and Distribution are collectively referred to as the "Spin-off." The Spin-off and the Merger are collectively referred to as the "Transactions."

The Company's obligation to consummate the Transactions is subject, among other things, to the receipt of various regulatory approvals, approval of an amendment to the restated certificate of incorporation (the "Charter Amendment") of the Company by its stockholders and approval of the Merger by the stockholders of both the Company and Hearst-Argyle. The Company has received a favorable letter ruling from the Internal Revenue Service confirming that the Spin-off will be tax-free to Pulitzer stockholders. Early termination of the initial waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 has also been granted. In addition, the Federal Communications Commission (the "FCC") has published notice of its grant of the application for the transfer of FCC licenses, including related waiver requests, from the Company to Hearst-Argyle. The Company anticipates that its special shareholders meeting to consider the Charter Amendment and the Merger will be held in January 1999 and that the Transactions will be completed shortly after the meeting.

Following the consummation of the Spin-off and Merger, New Pulitzer will be engaged primarily in the business of newspaper publishing. For financial reporting purposes, New Pulitzer is the continuing stockholder interest and will retain the Pulitzer name.

2.  BROADCASTING BUSINESS

Pulitzer Broadcasting Company, a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries, WESH Television, Inc.; WDSU Television, Inc.; and KCCI Television, Inc.; (collectively "Broadcasting" or "Broadcasting Business"), own and operate nine network-affiliated television stations and five radio stations. Broadcasting's television properties represent market sizes from Omaha, Nebraska to Orlando, Florida and include operations in the northeast, southeast, midwest and southwest. Three of Broadcasting's five radio stations, representing the significant portion of its radio operations, are located in Phoenix, Arizona.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements include the accounts of Broadcasting. All significant intercompany transactions have been eliminated from the consolidated financial statements.

Unaudited Interim Financial Information - In the opinion of management, the accompanying unaudited interim financial information contains all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Broadcasting's financial position as of June 30, 1998 and the results of operations and cash flows for the six-month periods ended June 30, 1998 and 1997. Results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Fiscal Year - Broadcasting's fiscal year ends on the last Sunday of the calendar year, which in 1995 resulted in a 14-week fourth quarter and a 53-week year. In 1997 and 1996, the fourth quarter was 13 weeks and the year was 52 weeks. Broadcasting's six-month periods ended June 30, 1998 and 1997 end on the last Sunday coincident with or prior to June 30. For ease of presentation, Broadcasting has used December 31 as the year-end and June 30, as the six-month period end.

Program Rights - Program rights represent license agreements for the right to broadcast feature programs, program series and other syndicated programs over limited license periods and are presented in the consolidated balance sheet at the lower of unamortized cost or estimated net realizable value. The total gross cost of each agreement is recorded as an asset and liability when the license period begins and all of the following conditions have been met: (a) the cost of the agreement is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement and (c) the program is available for broadcast. Payments are made in installments as provided for in the license agreements. Program rights expected to be amortized in the succeeding year and payments due within one year are classified as current assets and current liabilities, respectively.

Program rights covering periods of less than one year are amortized on a straight-line basis as the programs are broadcast. Program rights covering periods greater than one year are generally amortized as a package or series over the license period using an accelerated method. When a determination is made that either the unamortized cost of a program exceeds its estimated net realizable value or a program will not be used prior to the expiration of the license agreement, appropriate adjustments are made to charge unamortized amounts to operations.

Property and Depreciation - Property is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Buildings are depreciated over 30 to 35 years and all other property over lives ranging from 3 to 15 years.

Intangible Assets - Intangibles consisting of goodwill, FCC licenses and network affiliations acquired subsequent to the effective date of Accounting Principles Board Opinion No. 17 ("Opinion No. 17") are being amortized over lives of either 15 or 40 years while all other intangible assets are being amortized over lives ranging from 8 to 21 years. Intangibles in the amount of $1,520,000, related to acquisitions prior to the effective date of Opinion No. 17, are not being amortized because, in the opinion of management, their value is of undeterminable duration.

Long-Lived Assets - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in March 1995. This statement became effective for Broadcasting's 1996 fiscal year. The general requirements of this statement are applicable to the properties and intangible assets of Broadcasting and require impairment to be considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management periodically evaluates the recoverability of long-lived assets by reviewing the current and projected cash flows of each of its properties. If a permanent impairment is deemed to exist, any write-down would be charged to operations. For the periods presented, there has been no impairment.

Postretirement Benefit Plans - Broadcasting provides retiree medical and life insurance benefits under varying postretirement plans at several of its operating locations. Broadcasting's liability and related expense for benefits under the postretirement plans are recorded over the service period of active employees based upon annual actuarial calculations. All of Broadcasting's postretirement benefits are funded on a pay-as-you-go basis.

Income Taxes - Broadcasting's financial results are included in Pulitzer's consolidated federal income tax return. The tax provisions included in the consolidated financial statements were computed as if Broadcasting was a separate company. Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been included in either financial statements or tax returns. Under this asset and liability approach, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse.

Stock-Based Compensation Plans - Effective January 1, 1996, Broadcasting adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, but are required to disclose pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption, whereas the disclosure requirements apply to all awards granted subsequent to December 31, 1994. Broadcasting continues to recognize and measure compensation for its participation in the Pulitzer restricted stock option plans in accordance with the existing provisions of APB 25.

Barter Transactions - Broadcasting's barter transactions primarily represent the exchange of commercial air time for non-network programming. Typically, the commercials exchanged are broadcast during the program that is received in the barter transaction. In general, an equal amount of barter revenue and expense is recorded at the estimated fair value of commercial air time relinquished when the commercials are broadcast. Due to the nature of Broadcasting's barter transactions, barter receivables and payables are not significant.

Comprehensive Income - Effective January 1, 1998, Broadcasting adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, with no effect on Broadcasting's financial statements for the six-month periods ended June 30, 1998 and 1997.

Dividends - Dividends, when declared, are recorded in the "Intercompany Balance" in the Statements of Consolidated Financial Position. The payment and amount of future dividends remains within the discretion of the Board of Directors. No dividends were declared for the six-month period ended June 30, 1998 or the year ended December 31, 1997.

Use of Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

4.  TRANSACTIONS WITH PULITZER

Cash - The Statements of Consolidated Financial Position exclude all cash and have reflected current payables for income taxes and other items, to the extent paid by Pulitzer, in the intercompany balance.

Long-term Debt - Pulitzer's long-term debt balances and related interest expense have been allocated to Broadcasting and are included in the consolidated financial statements herein. This allocation to Broadcasting is consistent with the terms of the Merger Agreement discussed in Note 1.

Intercompany Balance - Balance reflects the net transactions with Pulitzer, which are not expected to be repaid.

Pension Plans - Pulitzer sponsors various noncontributory defined benefit pension plans which cover substantially all of the Broadcasting employees. Benefits under the plans are generally based on salary and years of service. The liability and related expense for benefits under the plans are recorded over the service period of active employees based upon annual actuarial calculations. Annual pension expense for the pension plans is allocated to Broadcasting based upon payroll expense for Broadcasting employees. Plan funding strategies are influenced by tax regulations. Plan assets consist primarily of government bonds and corporate equity securities.

Corporate Expenses - Broadcasting benefits from certain services provided by Pulitzer including financial, legal, tax, employee benefit department, corporate communications, and internal audit. These corporate costs have been allocated to Broadcasting using a variety of factors, including revenues, property, and payroll. Management believes that the methods of allocating costs to Broadcasting are reasonable. Broadcasting's allocation of these costs were $3,701,000, $3,857,000 and $3,752,000 in the years ended December 31, 1997,
1996, and 1995, respectively and $1,880,000 (unaudited) and $1,908,000
(unaudited) for the six months ended June 30, 1998 and 1997, respectively.
These costs are included within the Statements of Consolidated Income.

5.  ACQUISITION OF PROPERTIES

In June 1997, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Louisville, Kentucky for approximately $1,897,000. In August 1997, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Kernersville, North Carolina for approximately $1,244,000.

In December 1996, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Phoenix, Arizona for approximately $5,187,000.

During 1995, 1996, 1997 and 1998, Broadcasting made cumulative capital contributions of $6,000,000 for a limited partnership investment in the Major League Baseball Franchise located in Phoenix, Arizona. The investment is included in other non-current assets in the Statements of Consolidated Financial Position.

6.  INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                               December 31,
                                            June 30,       -------------------
                                              1998          1997         1996
                                          (Unaudited)
                                                             (In thousands)

FCC licenses and network affiliations       $114,403      $114,376   $112,162
Goodwill                                       6,960         6,960      6,960
Other                                         33,696        33,696     33,696
                                            --------      --------   --------
Total                                        155,059       155,032    152,818
Less accumulated amortization                 56,389        52,539     44,884
                                            --------      --------   --------

Total intangible assets - net               $ 98,670      $102,493   $107,934
                                            ========      ========   ========

7.  LONG-TERM DEBT

Long-term debt of Pulitzer allocated to Broadcasting consists of the following:

                                                              December 31,
                                              June 30,    ---------------------
                                                1998         1997        1996
                                            (Unaudited)
                                                              (In thousands)

Credit Agreement                              $     -    $       -   $  50,000
Senior notes maturing in substantially
equal annual installments:
 8.8% due through 1997                                                  14,500
 6.76% due 1998-2001                           50,000       50,000      50,000
 7.22% due 2002-2005                           50,000       50,000      50,000
 7.86% due 2001-2008                           85,000       85,000      85,000
Other                                             205          410         615
                                              -------    ---------   ---------

Total                                         185,205      185,410     250,115
Less current portion                           12,705       12,705      14,705
                                              -------    ---------   ---------

Total long-term debt                          172,500     $172,705    $235,410
                                              =======    =========   =========

Pulitzer's fixed-rate senior note borrowings are with The Prudential Insurance Company of America ("Prudential"). The Senior Note Agreements with Prudential provide for the payment of certain fees, depending on current interest rates and remaining years to maturity, in the event of repayment prior to the notes' scheduled maturity dates (as anticipated by the Spin-off and Merger discussed in Note 1).

The credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders ("FNBC"), provides for a $50,000,000 variable rate revolving credit facility ("Credit Agreement"). Loans may be borrowed, repaid and reborrowed by Pulitzer until the Credit Agreement terminates on July 2, 2001. Pulitzer has the option to repay any borrowings and terminate the Credit Agreement, without penalty, prior to its scheduled maturity. As of December 31, 1997 and June 30, 1998, Pulitzer had no borrowings under the Credit Agreement.

The Credit Agreement allows Pulitzer to elect an interest rate with respect to each borrowing under the facility equal to a daily floating rate or the Eurodollar rate plus 0.225 percent. As of December 31, 1996, the interest rate on the Credit Agreement borrowings with FNBC was 5.875 percent.

The terms of the various senior note agreements contain certain covenants and conditions including the maintenance of cash flow and various other financial ratios, limitations on the incurrence of other debt and limitations on the amount of restricted payments (which generally includes dividends, stock purchases and redemptions).

Under the terms of the most restrictive borrowing covenants, in general, Pulitzer may pay annual dividends not to exceed the sum of $10,000,000, plus 75% of consolidated net earnings commencing January 1, 1993, less the sum of all dividends paid or declared and redemptions in excess of sales of Pulitzer stock after December 31, 1992.

Approximate annual maturities of long-term debt for the five years subsequent to December 31, 1997 are as follows:


    Fiscal Year (In thousands):

      1998                                           $ 12,705
      1999                                             12,705
      2000                                             12,500
      2001                                             23,125
      2002                                             23,125
      Thereafter                                      101,250
                                                     --------
    Total                                            $185,410
                                                     ========

8.  PENSION PLANS

Pulitzer sponsors two defined benefit pension plans in which Broadcasting employees may be eligible to participate. No detailed information regarding the funded status of the plans and components of net periodic pension cost, as it relates to Broadcasting is available. The pension cost components for the pension plans are as follows:

                                                     Years Ended December 31,
                                                   ----------------------------
                                                     1997      1996     1995

                                                           (In thousands)

Service cost for benefits earned during the year   $ 2,272    $ 2,215   $ 1,929
Interest cost on projected benefit obligation        3,531      3,046     2,849
Actual return on plan assets                        (7,210)    (4,225)   (5,364)
Net amortization and deferrals                       4,218      1,867     3,577
                                                   --------   --------  --------

Net periodic pension cost                          $ 2,811    $ 2,903   $ 2,991
                                                   ========   ========  ========

The portion of net periodic pension cost allocated, based on payroll costs, to Broadcasting's active employees and included in the Statements of Consolidated Income amounted to approximately $1,395,000, $1,474,000 and $1,540,000 for 1997,
1996 and 1995, respectively, and for the six months ended June 30, 1998 and 1997 was approximately $698,000 (unaudited) and $735,000 (unaudited), respectively. Pursuant to the Merger Agreement, Broadcasting will retain the ongoing liabilities related to its active employees. Future pension costs for Broadcasting after the Spin-off are likely to be different when compared to allocated historical amounts.

The funded status of the Pension Plans is as follows:

                                                      December 31, 1997                    December 31, 1996
                                                -----------------------------        -----------------------------
                                                  Accumulated         Assets            Accumulated       Assets
                                                   Benefits           Exceed             Benefits         Exceed
                                                    Exceed          Accumulated           Exceed        Accumulated
                                                    Assets           Benefits             Assets         Benefits
                                                                            (In thousands)
Actuarial present value of:
    Vested benefit obligation                         $ 9,906           $39,699          $ 8,307           $33,472
                                                      =======           =======          =======           =======

    Accumulated benefit obligation                    $ 9,979           $40,341          $ 8,343           $33,983
                                                      =======           =======          =======           =======

Projected benefit obligation                          $11,472           $43,826          $10,251           $37,209
Plan assets at fair value                                                43,495                             37,349
                                                      -------           -------          -------           -------

Plan assets less than (greater than) projected
    benefit obligation                                 11,472               331           10,251              (140)
Unrecognized transition asset (obligation), net          (960)              104           (1,137)              125
Unrecognized net gain (loss)                           (1,237)            4,751             (812)            3,512
Unrecognized prior service cost (credits)                 (35)              224              (40)              252
Additional minimum liability                              739                                 81
                                                      -------           -------          -------           -------
Pension obligations                                   $ 9,979           $ 5,410          $ 8,343           $ 3,749
                                                      =======           =======          =======           =======

The portion of pension obligations allocated to Broadcasting employees and included in the Statements of Consolidated Financial Position amounted to $5,544,000 and $4,149,000 as of December 31, 1997 and 1996, respectively. As of the date of the Merger, actuarial calculations will be performed to separate Broadcasting active employees from the pension plans. Future pension obligations for Broadcasting, computed in separate actuarial calculations, are likely to be different when compared to the allocated historical amounts.

The projected benefit obligation was determined using assumed discount rates of 7%, 7.5% and 7.25% at December 31, 1997, 1996 and 1995, respectively. The expected long-term rate of return on plan assets was 8.5% for 1997, 1996 and 1996. For those plans that pay benefits based on final compensation levels, the actuarial assumptions for overall annual rate of increase in future salary levels was 4.5% for 1997 and 5% for both 1996 and 1995.

Pulitzer sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code which covers substantially all Broadcasting employees. Employer contributions for Broadcasting employees amounted to approximately $698,000, $626,000 and $509,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $358,000 (unaudited) and $352,000 (unaudited) for the six-month periods ended June 30, 1998 and 1997, respectively.

9.  POSTRETIREMENT BENEFITS

Broadcasting will retain the postretirement obligation and costs related to its active employees immediately following the Merger. The net periodic postretirement benefit cost components for Broadcasting active employees are as follows:

                                                              Years Ended December 31,
                                                            ---------------------------
                                                             1997       1996     1995
                                                                 (In thousands)
Service cost (for benefits earned during the year)          $   131    $  118   $  128
Interest cost on accumulated postretirement
    benefit obligation                                          139       151      185
Net amortization, deferrals and other components                (74)      (72)     (56)
                                                            -------    ------   ------

Net periodic postretirement benefit cost                    $   196    $  197   $  257
                                                            =======    ======   ======

The status of Broadcasting's postretirement benefit plans related to active employees is as follows:

                                                     December 31,
                                                ---------------------
                                                   1997         1996
                                                    (In thousands)

    Actives eligible to retire                    $  774       $  784
    Other actives                                  1,142        1,073
                                                  ------       ------
    Accumulated postretirement benefit             1,916        1,857
    obligation

    Unrecognized prior service gain                  192          233
    Unrecognized net gain                            448          528
                                                  ------       ------

    Accrued postretirement benefit cost           $2,556       $2,618
                                                  ======       ======

For 1997 and 1996 measurement purposes, health care cost trend rates of 9%, 7% and 5% were assumed for indemnity plans, PPO plans and HMO plans, respectively. For 1997, these rates were assumed to decrease gradually to 5% through the year 2010 and remain at that level thereafter. For 1996, the indemnity and PPO rates were assumed to decrease gradually to 5.5% through the year 2010 and remain at that level thereafter.

Administrative costs related to indemnity plans were assumed to increase at a constant annual rate of 6% for 1997, 1996 and 1995. The assumed discount rate used in estimating the accumulated postretirement benefit obligation was 7%, 7.5% and 8% for 1997, 1996 and 1995, respectively.

10.  COMMON STOCK PLANS

Broadcasting participates in the Company's stock-based compensation plans which are summarized as follows: The Pulitzer Publishing Company 1994 Stock Option Plan, adopted May 11, 1994, (the "1994 Plan"), replaced the Pulitzer Publishing Company 1986 Employee Stock Option Plan (the "1986 Plan"). The 1994 Plan provides for the issuance to key employees and outside directors of incentive stock options to purchase up to a maximum of 2,500,000 shares of common stock. The issuance of all other options will be administered by the Compensation Committee of the Board of Directors, subject to the 1994 Plan's terms and conditions. Specifically, the exercise price per share may not be less than the fair market value of a share of common stock at the date of grant. In addition, exercise periods may not exceed ten years and the minimum vesting period is established at six months from the date of grant. Option awards to an individual employee may not exceed 250,000 shares in a calendar year.

Prior to 1994, the Company issued incentive stock options to key employees under the 1986 Plan. As provided by the 1986 Plan, certain option awards were granted with tandem stock appreciation rights which allow the employee to elect an alternative payment equal to the appreciation of the stock value instead of exercising the option. Outstanding options issued under the 1986 Plan have an exercise term of ten years from the date of grant and vest in equal installments over a three-year period.

As required by SFAS 123, Broadcasting has estimated the fair value of its option grants since December 31, 1994 by using the binomial options pricing model with the following assumptions:


                                  Years Ended December 31,
                               -----------------------------
                                1997       1996       1995

Expected Life (years)              7          7          7

Risk-free interest rate          5.8%       6.4%       5.7%

Volatility                      23.6%      22.5%      19.6%

Dividend yield                   1.1%       1.2%       1.3%


As discussed in Note 1, Broadcasting accounts for stock option grants in accordance with APB 25, resulting in the recognition of no compensation expense in the Statements of Consolidated Income. Had compensation expense been computed on the fair value of the option awards at their grant date, consistent with the provisions of SFAS 123, Broadcasting's net income would have been reduced to the pro forma amounts below:

                                   Years Ended December 31,
                             --------------------------------------
                                 1997        1996          1995
Net Income:
    As reported                $38,021     $40,355       $32,579

    Pro forma                   37,333      40,045        32,572


Because the provisions of SFAS 123 have not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of compensation cost to be incurred on a pro forma basis in future years.

Broadcasting also participates in the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan, adopted April 24, 1997 (the "Plan"). The Plan allows eligible employees to authorize payroll deductions for the quarterly purchase of the Company's common stock at a price generally equal to 85 percent of the common stock's fair market value at the end of each quarter. The Plan began operations as of July 1, 1997. In general, other than Michael E. Pulitzer, all employees of the Company and its subsidiaries are eligible to participate in the Plan after completing at least one year of service. Subject to appropriate adjustment for stock splits and other capital changes, the Company may sell a total of 500,000 shares of its common stock under the Plan. Shares sold under the Plan may be authorized and unissued or held by the Company in its treasury. The Company may purchase shares for resale under the Plan.

11.  INCOME TAXES

During 1995, a state tax examination was settled favorably resulting in a reduction of income tax expense of approximately $900,000. Provisions for income taxes (benefits) consist of the following:


                                     Years Ended December 31,
                            ---------------------------------------
                               1997             1996          1995
                                        (In thousands)
Current:
    Federal                    $22,329        $ 22,818       $19,066
    State and local              4,097           3,902         1,873

Deferred:
    Federal                     (1,723)           (721)       (1,315)
    State and local               (316)           (123)         (191)
                            ----------        --------      --------
          Total             $   24,387        $ 25,876      $ 19,433
                            ==========        ========      ========


Factors causing the effective tax rate to differ from the statutory Federal income tax rate are as follows:

                                                        Years Ended December 31,
                                                       -------------------------
                                                        1997      1996      1995

Statutory rate                                           35%       35%       35%
Favorable resolution of prior year state tax issue                           (2)
State and local income taxes, net of U.S. Federal
    income tax benefit                                    4         4         4
                                                      -----     -----    ------
          Effective rate                                 39%       39%       37%
                                                      =====     =====    ======

Broadcasting's deferred tax assets and liabilities, net, are included in "Other Long-Term Liabilities" in the Statements of Consolidated Financial Position and consist of the following:

                                                       December 31,
                                                -----------------------
                                                  1997            1996
                                                     (In thousands)
     Deferred tax assets:
       Pensions and employee benefits           $ 3,268         $ 2,557
       Postretirement benefit costs               1,000           1,024
       Other                                        554             681
          Total                                   4,822           4,262
                                                -------         -------
     Deferred tax liabilities:
       Depreciation                               6,318           6,471
       Amortization                                 477           1,803
          Total                                   6,795           8,274
                                                -------         -------
    Net deferred tax liability                  $ 1,973         $ 4,012
                                                =======         =======


12.  COMMITMENTS AND CONTINGENCIES

At June 30, 1998 and December 31, 1997, Broadcasting and its subsidiaries had construction and equipment commitments of approximately $2,347,000 (unaudited) and $4,559,000, respectively, and commitments for program contracts payable and license fees of approximately $29,672,000 (unaudited) and $30,025,000, respectively.

Broadcasting and its subsidiaries are involved, from time to time, in various claims and lawsuits incidental to the ordinary course of its business, including such matters as libel, slander and defamation actions and complaints alleging discrimination. While the results of litigation cannot be predicted, management believes the ultimate outcome of such litigation will not have a material adverse effect on the consolidated financial statements of Broadcasting and its subsidiaries.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Broadcasting has estimated the following fair value amounts for its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Broadcasting could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Accounts Receivable, Accounts Payable and Program Contracts Payable - The carrying amounts of these items are a reasonable estimate of their fair value.

Long-Term Debt - Interest rates that are currently available to Pulitzer for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The fair value estimates of long-term debt as of June 30, 1998, December 31, 1997 and December 31, 1996 were $200,378,000 (unaudited),
$195,969,000 and $259,958,000, respectively.

The fair value estimates presented herein are based on pertinent information available to management as of June 30, 1998, December 31, 1997 and December 31, 1996. Although management is not aware of any facts that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ from the amounts presented herein.


14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Broadcasting's operating results for the six months ended June 30, 1998 and for the years ended December 31, 1997 and 1996 by quarters are as follows:

                                                 First             Second              Third             Fourth
                                                Quarter            Quarter            Quarter            Quarter         Total
                                             -------------------------------------------------------------------------------------
                                                                                (In thousands)
OPERATING REVENUES - NET:
    1998                                        $53,170            $66,603           $     --           $     --       $119,773

    1997                                         50,171             61,093             53,738             62,014        227,016

    1996                                         49,517             59,053             54,048             62,374        224,992

NET INCOME:
    1998                                          7,594             15,251                                               22,845

    1997                                          5,688             12,001              7,778             12,554         38,021

    1996                                          7,166             12,758              8,267             12,164         40,355



                                  * * * * * *